Exhibit 99.1

CONTACT:	Gary Sease (904) 366-2949
Donna M. Alvarado and Steven T. Halverson Elected
to CSX Corporation Board of Directors
JACKSONVILLE, Fla. — August 29, 2006 — CSX Corporation (NYSE: CSX) today announced that Donna M. Alvarado and Steven T. Halverson have been elected to the company’s board of directors effective September 1, 2006. Alvarado was appointed to serve on the company’s audit and finance committees and Halverson on the finance and governance committees.
     Alvarado is founder and president of Aguila International, a Columbus, Ohio-based business consulting firm specializing in human resources and leadership development. Previously, she held senior positions in federal government, including deputy assistant secretary of defense, counsel for the Senate Committee on the Judiciary Subcommittee on Immigration and Refugee Policy, and staff member of the House of Representatives Select Committee on Narcotics Abuse and Control. She was appointed by President Ronald Reagan as director of ACTION, the domestic volunteer agency.
     Alvarado currently serves on the board of directors of Corrections Corporation of America, a public company listed on the New York Stock Exchange. She also serves on the Ohio Board of Regents and as chair of the Ohio Governor’s Workforce Policy Board.
     Halverson is CEO of The Haskell Company, a design-build company based in Jacksonville, Fla. Previously, he served as senior vice president of M.A. Mortenson Company, one of the largest builders in the U.S. He is a director for ACIG Insurance Company, the Florida Council of 100, the Jacksonville Symphony Orchestra and the Construction Industry Round Table. He is also a trustee of the University of North Florida and a St. John’s University regent.
     “Donna Alvarado and Steven Halverson are accomplished executives with a broad range of experiences that will greatly benefit CSX customers, employees, shareholders and communities,” said Michael Ward, CSX chairman, president and chief executive officer. “We are honored that they have agreed to serve as directors and to help lead the continuation of the CSX renaissance.”
     CSX Corporation, based in Jacksonville, Fla., is one of the leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s web site, www.csx.com.
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